Exhibit (e)(5)

VIGOR INDUSTRIAL, LLC

5555 N. Channel Avenue

Portland, Oregon 97217

June 8, 2010

Todd Shipyards Corporation

1801 – 16th Ave. SW

Seattle, WA 99134

CONFIDENTIALITY AGREEMENT

Ladies and Gentlemen:

In connection with your consideration of a possible transaction (the “Transaction”) with Vigor Industrial, LLC, an Oregon limited liability company, and/or its subsidiary corporations (collectively, the “Company”) pursuant to which the Company may acquire some or all of the equity or assets of Todd Shipyards Corporation, the Company is prepared to provide to you and your Affiliate (as defined herein) reasonable access to certain information concerning the past, current or prospective business, operations, assets and liabilities of the Company, certain of which information is either non-public, confidential or proprietary in nature. For purposes of this letter agreement, the term “Affiliate” shall mean any corporation, company or other business entity directly or indirectly controlling you or under your control. The term “control” means (i) direct or indirect beneficial ownership of greater than fifty percent (50%) of the voting securities or greater than fifty percent (50%) interest in the income of such corporation, company, or other business entity or (ii) the actual present capacity to elect a majority of the directors of such corporation, company, or other business entity.

As a condition to such information concerning the business, operations, assets and liabilities of the Company being furnished to you, your Affiliate and/or your Representatives (as defined below) you and your Affiliate agree to treat any information concerning the Company (whether prepared by the Company, its advisors, or otherwise, and irrespective of whether furnished orally or in writing or gathered by inspection, and regardless of whether specifically identified as “confidential” or “privileged” or both) which is or was furnished to you, your Affiliate or your Representatives before or after the date of this letter agreement by or on behalf of the Company (herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions hereinafter set forth.

As used in this letter agreement, the term “Representatives” means the directors, officers, partners, employees, representatives, financial, legal, accounting and other advisors, affiliates and associates (as those terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934) and agents of you or the Company, as the case may be. The term “person” as used in this Agreement shall be broadly interpreted to include without limitation the media and any corporation, partnership, group, individual or other entity.

The term “Evaluation Material” also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by you, your Affiliate and/or your Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to you, your Affiliate or your Representatives pursuant hereto. The term “Evaluation Material” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you, your Affiliate or your Representatives; or (ii) becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such source is not known by you to be bound by a confidentiality agreement with or other contractual obligation of confidentiality to the Company or any other party with respect to such information; (iii) was already in your possession or the possession of your Affiliate or Representative free of any restriction as to its use or disclosure; or (iv) was independently developed by you or your Affiliate or Representatives without using or referring to the Evaluation Material.

You hereby agree that you, your Affiliate and your Representatives shall use the Evaluation Material solely for the purpose of evaluating the Transaction, that the Evaluation Material will be kept confidential, and that you, your Affiliate and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that: (i) you may make any disclosure of such information to which the Company gives its prior written consent, and (ii) any of such information may be disclosed to your Affiliate or Representatives who need to know such information for the sole purpose of evaluating the Transaction, who agree to keep such information confidential, and who are provided with a copy of this letter agreement and agree to be bound by the confidentiality terms hereof. In any event, you shall be responsible for any breach of this letter agreement by any of your Affiliates or Representatives and you agree to, at your sole expense, take all reasonable measures (including but not limited to court proceedings) to restrain your Affiliate and/or Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.

In the event you wish to provide any Evaluation Material to parties other than your Affiliate or Representatives, as defined above, you must seek our prior written consent to do so. The Company will respond promptly and will not unreasonably withhold such approval. In the event the Company consents to such disclosure, the recipients of Evaluation Material pursuant to such consent will be required to sign a confidentiality agreement in substantially the form of this Agreement prior to any such disclosure. Any such recipient of Evaluation Material will be deemed one of your Representatives for purposes of this Agreement.

Without the prior written consent of the other party, neither you nor the Company, nor the Representatives of either party shall disclose to any other person the fact that: (i) the Evaluation Material has been made available to you or that you have inspected any portion of the Evaluation Material; (ii) that this letter agreement had been entered into; and/or (iii) that discussions or negotiations are taking place with you concerning the Transaction, or any of the terms, conditions or other facts with respect thereto (except as otherwise required by applicable law, regulation, legal process or pursuant to applicable requirements of any listing agreement with or the rules of any securities exchange or similar regulatory body).

In the event that you, your Affiliate or any of your Representatives are requested or required (by law, regulation, process, the rules of a recognized stock exchange, oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material, you, or such Affiliate or Representative, as the case may be, shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive your, or such Affiliate or Representative’s compliance with the provisions of this letter agreement. Notwithstanding any other provision of this letter agreement, if, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you, your Affiliate or any of your Representatives are nonetheless, in the written opinion of your outside counsel, legally compelled to disclose Evaluation Material or else stand liable for contempt or suffer other censure or penalty, you, your Affiliate or your Representatives may, without liability under this letter agreement, disclose only that portion of the Evaluation Material which such counsel advises you, your Affiliate or your Representative that is legally required to be disclosed, provided that you, your Affiliate and/or your Representative exercise commercially reasonable efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material by such tribunal.

If either you or the Company decides that it does not wish to proceed with the Transaction, such party will promptly inform the other party of that decision. In that case, or at any time upon the request of the Company for any reason, you will as soon as reasonably practicable deliver to Company all Evaluation Material (and all copies thereof) furnished to you, your Affiliate and/or your Representatives by or on behalf of the Company pursuant hereto or at your option destroy such Evaluation Material. In the event of such a decision or request, all other Evaluation Material prepared by you, your Affiliate and/or your Representatives shall be destroyed and no copy thereof shall be retained except as otherwise permitted by this paragraph. All Evaluation Material in electronic or digital form shall be deleted in a manner that generally will not allow further access by you, your Affiliates or Representatives except as otherwise permitted by this paragraph. Such destruction of Evaluation Material shall be certified in writing to the Company by your Chief Executive Officer. Notwithstanding the return or destruction of the Evaluation Material, you, your Affiliate and your Representatives will continue to be bound by your obligations of confidentiality and other obligations under this letter agreement. Evaluation Materials prepared by your attorney and kept only in your attorney’s file may be retained in accordance with your attorney’s firm retention requirements.

You understand and acknowledge that the Company is providing the Evaluation Material in good faith, but that neither the Company, nor any of its affiliates or representatives (including, without limitation any of the Company’s directors, officers, employees, or agents) make any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor any of its affiliates or representatives (including, without limitation any of Company’s directors, officers, employees, or agents) shall have any liability to you, your Affiliate or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made to you, your Affiliate or your Representatives in a final definitive agreement regarding the Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect, and you agree that if you, your Affiliate or your Representatives determine to engage in the Transaction, such determination will be based solely on the terms of such written agreement and on your own investigation, analysis and assessment of the business to be acquired.

For a period of two (2) years from the date hereof, neither you, your Affiliate will, without the prior written consent of the Company, (i) either directly or indirectly solicit or cause to be solicited the employment of or hire any person who is now and within [6] months of such time is an officer of the Company or any of its subsidiary corporations or any person who serves in any management or supervisory position with the Company; provided, however, that general solicitations of employment including through advertisements in trade publications and the use of search agencies not directed at such officers or management or supervisory employees and the hiring of any person so identified shall not be a breach of this provision; or (ii) initiate or cause to be initiated any communications other than in the ordinary course of business and not for the purpose of learning information that will be used in considering the Transaction with any person known by you to be a customer, supplier, client, account or employee of the Company concerning the Evaluation Material or the Transaction.

It is further understood and agreed that money damages may not be a sufficient remedy for any breach of this letter agreement by you, your Affiliate or any of your Representatives and that the Company may be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any such breach, and you further agree to waive any requirement for the securing or posting of any bond by the Company in connection with such remedy for a breach of this letter agreement by you, your Affiliate or any of your Representatives. Such remedies shall not be deemed to be the exclusive remedies for a breach by you, your Affiliate and/or your Representatives of this letter agreement, but shall be in addition to all other remedies available at law or equity to the Company. You hereby agree to indemnify, defend and hold the Company and its representatives harmless against all losses, claims, damages, liabilities, costs and expenses (including reasonable attorney’s fees and the cost of enforcing this indemnity) arising out of or resulting from the Company’s enforcement of its rights under this letter agreement to the extent that you, your Affiliates or your Representatives have violated the terms of this letter agreement.

It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines that you, your Affiliate or any of your Representatives have breached this letter agreement, then you shall be liable and pay to the Company the reasonable legal fees incurred by the Company in connection with such litigation, including any appeal therefrom. Similarly, if the court determines you, your Affiliate and your Representatives have not breached this letter agreement, then the Company shall be liable and pay your reasonable legal fees incurred in connection with such litigation, including any appeal therefrom.

This letter agreement shall be governed by and construed in accordance with the laws of the State of Washington, without giving effect to principles of conflict of laws thereof. You hereby agree and consent to personal jurisdiction and service and venue in any federal or state court within the State of Washington having subject matter jurisdiction, for the purpose of any action, suit, or proceeding arising out of or relating to this letter agreement. The invalidity or unenforceability of any provision of this letter agreement shall not affect the validity or enforceability of any other provisions of this letter agreement, which shall remain in full force and effect. The provisions set forth in this letter agreement may be modified or waived only by a separate writing signed by the Company and you, as applicable, expressly so modifying or waiving such agreements.

The parties agree that no contract or agreement relating to the Transaction shall be deemed to exist as of the date of this letter agreement, and neither you nor the Company shall have any legal obligation of any kind whatsoever with respect to the Transaction (including by virtue of this letter agreement), unless and until a definitive agreement has been executed and delivered by you and the Company.

This letter agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed one and the same agreement.

Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company with respect to the subject matter hereof.

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Very truly yours, VIGOR INDUSTRIAL, LLC

By:	/s/ Frank Foti
Name:	Frank Foti
Title:	President

THE PROVISIONS OF THE FOREGOING

LETTER ARE AGREED TO AND ACKNOWLEDGED

BY THE UNDERSIGNED:

TODD SHIPYARDS CORPORATION

By:	/s/ Stephen G. Welch
Name:	Stephen G. Welch
Title:	President

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